Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we herby consent to the use of our report on FastChannel Network, Inc. as of and for the year ended December 31, 2004, dated June 8, 2005, and all references to our Firm included in or made part of this joint proxy statement/registration statement on Form S-4 of Digital Generation Systems, Inc.

/s/ VITALE, CATURANO & COMPANY, Ltd.

Boston, Massachusetts

January 17, 2006